Exhibit 99.1

Contact:	Dean J. Brydon, CEO Jonathan A. Fischer, President & COO Marci A. Basich, CFO (360) 533-4747 www.timberlandbank.com

Timberland Bancorp’s 2023 Fiscal Year Net Income Increases to $27.12 Million

•	Fiscal Year EPS Increased 17% to $3.29
•	Quarterly EPS Increased 5% to $0.81 from $0.77 for Preceding Quarter
•	Quarterly Return on Average Assets of 1.45%
•	Quarterly Return on Average Equity of 11.52%
•	Quarterly Net Interest Margin of 3.85%
•	Announces $0.23 Quarterly Cash Dividend

HOQUIAM, WA – October 30, 2023 – Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”), the holding company for Timberland Bank (the “Bank”), today reported that net income increased 15% to $27.12 million for the fiscal year ended September 30, 2023 from $23.60 million for the fiscal year ended September 30, 2022.  Earnings per diluted common share (“EPS”) increased 17% to $3.29 for the 2023 fiscal year from $2.82 for the 2022 fiscal year.

Timberland also announced quarterly net income of $6.64 million, or $0.81 per diluted common share, for the quarter ended September 30, 2023.  This compares to net income of $6.31 million, or $0.77 per diluted common share, for the preceding quarter and $7.05 million, or $0.85 per diluted common share, for the comparable quarter one year ago.

“For fiscal 2023, Timberland generated increases in both net income and earnings per share, which were up 15% and 17%, respectively, compared to fiscal 2022,” stated Dean Brydon, Chief Executive Officer.  “Further, net income and EPS for the current quarter increased 5% compared to the prior quarter, driven by continued growth in the loan portfolio.  As a result of the Company’s strong earnings and capital position, Timberland’s Board of Directors announced a quarterly cash dividend of $0.23 per share, payable on November 27, 2023, to shareholders of record on November 13, 2023.  This represents the 44th consecutive quarter Timberland will have paid a cash dividend.”

“Credit quality metrics continue to perform well, with non-performing assets at just 9 basis points at fiscal year-end,” Brydon continued.  “Loan origination volumes remained steady and net loans receivable grew by nearly $42 million during the quarter.  Due primarily to loan portfolio growth, a $522,000 provision for loan losses was booked for the quarter.  While the possibility of continued economic headwinds and an industry-wide negative credit cycle still exist, we remain optimistic regarding the overall strength of our loan portfolio and the markets that we operate in.”

“Net interest margin remained strong at 3.85% for the quarter, just 9 basis points lower than the prior quarter’s margin and 21 basis points higher compared to the year ago quarter,” said Jonathan Fischer, President and Chief Operating Officer.  “Total deposits increased $8 million during the quarter, as we continued to see customers moving funds from Checking and Savings accounts into Certificate of Deposits to gain higher yields.  We anticipate additional margin compression going forward as funding costs continue to trend upward.  While we are fortunate to have loyal customers, we will continue to work hard to retain rate sensitive customer deposits.”

Timberland Fiscal Q4 2023 Earnings
October 30, 2023

Earnings and Balance Sheet Highlights (at or for the periods ended September 30, 2023, compared to September 30, 2022, or June 30, 2023):

   Earnings Highlights:
•
EPS increased 5% to $0.81 for the current quarter from $0.77 for the preceding quarter and decreased 5% from $0.85 for the comparable quarter one year ago; EPS for fiscal year 2023 increased 17% to $3.29 from $2.82 for fiscal year 2022;

•
Net income increased 5% to $6.64 million for the current quarter from $6.31 million for the preceding quarter and decreased 6% from $7.05 million for the comparable quarter one year ago; Net income increased 15% to $27.12 million for fiscal year 2023 from $23.60 million for fiscal year 2022;

•	Return on average equity (“ROE”) and return on average assets (“ROA”) for the current quarter were 11.52% and 1.45%, respectively;
•	Net interest margin (“NIM”) for the current quarter compressed to 3.85% from 3.94% for the preceding quarter and expanded from 3.64% for the comparable quarter one year ago; and
•	The efficiency ratio for the current quarter was 55.52% compared to 56.01% for the preceding quarter and 52.72% for the comparable quarter one year ago.

  Balance Sheet Highlights:
•	Total assets increased 2% from the prior quarter and decreased 1% year-over-year;
•	Net loans receivable increased 3% from the prior quarter and increased 15% year-over-year;
•	Total deposits increased 1% from the prior quarter and decreased 4% year-over-year;
•	Total shareholders’ equity increased 2% from the prior quarter and increased 7% year-over-year;
•	Non-performing assets to total assets ratio improved to 0.09% from 0.12% one year ago;
•	Book and tangible book (non-GAAP) values per common share increased to $28.76 and $26.81, respectively, at September 30, 2023; and
•
Liquidity (both on-balance sheet and off-balance sheet) remained strong at September 30, 2023 with only $35 million in borrowings and additional secured borrowing line capacity of $680 million available through the FHLB and the Federal Reserve.

Operating Results

Operating revenue (net interest income before the provision for loan losses plus non-interest income) for the current quarter increased 1% to $19.76 million from $19.51 million for the preceding quarter and increased 3% from $19.26 million for the comparable quarter one year ago. The increase in operating revenue compared to the preceding quarter was primarily due to increased interest income from loans and overnight funds, which were partially offset by an increase in total interest expense. Operating revenue increased 16% to $79.50 million for the 2023 fiscal year from $68.46 million for the 2022 fiscal year, primarily due to increased interest income from loans, overnight funds, and investment securities, which were partially offset by an increase in total interest expense and a decrease in gain on sales of loans.  The increased interest income in these categories was primarily a result of increased short-term market interest rates and the deployment of liquidity into higher-yielding loans and investment securities.

Net interest income increased $197,000, or 1%, to $16.83 million for the current quarter from $16.63 million for the preceding quarter and increased $568,000, or 3%, from $16.26 million for the comparable quarter one year ago.  The increase in net interest income compared to the preceding quarter was primarily due to a $59.53 million increase in average interest-earning assets and an increase in the weighted average yield on total interest-earning assets to 4.94% from 4.72% from the preceding quarter.  Partially offsetting the increase in interest income was an increase in the weighted average cost of interest-bearing liabilities to 1.69% from 1.22% for the preceding quarter.  Timberland’s NIM for the current quarter compressed to 3.85% from 3.94% for the preceding quarter and expanded from 3.64% for the comparable quarter one year ago.  The NIM for the current quarter was increased by approximately two basis points due to the accretion of $11,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $92,000 in pre-payment penalties, non-accrual interest, and late fees.  The NIM for the preceding quarter was increased by approximately three basis points due to the accretion of $22,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $87,000 in pre-payment penalties, non-accrual interest and late fees.  The NIM for the comparable quarter one year ago was increased by approximately three basis points due to the accretion of $28,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $91,000 in pre-payment penalties, non-accrual interest and late fees.  Net interest income for the 2023

Timberland Fiscal Q4 2023 Earnings
October 30, 2023

fiscal year increased $12.53 million, or 22%, to $68.36 million from $55.83 million for the 2022 fiscal year.  Timberland’s net interest margin for the 2023 fiscal year expanded to 3.95% from 3.16% for the 2022 fiscal year.

U.S. Small Business Administration (“SBA”) PPP loans contribute to interest income through the 1.00% interest rate earned on outstanding loan balances and also through the accretion of loan origination fees into interest income over the life of each PPP loan.  At September 30, 2023, Timberland had SBA PPP deferred loan origination fees of $16,000 remaining to be accreted into interest income over the remaining life of the loans.  The following table details the interest income recognized from SBA PPP loans:

SBA PPP Loan Income ($ in thousands)
	Three Months Ended
	Sept. 30, 2023	June 30, 2023	Sept. 30, 2022
Interest income	$1	$1	$3
Loan origination fee accretion	3	2	10
Total SBA PPP loan income	$4	$3	$13

	Year Ended
	Sept. 30, 2023	Sept. 30, 2022
Interest income	$6	$114
Loan origination fee accretion	26	1,792
Total SBA PPP loan income	$32	$1,906

A $522,000 provision for loan losses was recorded for the quarter ended September 30, 2023, primarily due to loan portfolio growth.  This compares to a $610,000 provision for loans losses for the preceding quarter and a $270,000 provision for loan losses for the comparable quarter one year ago.  The provisions for loan losses totaled $2.13 million for the 2023 fiscal year compared to provisions for loan losses of $270,000 for the 2022 fiscal year.

Non-interest income increased $49,000 or 2%, to $2.92 million for the current quarter from $2.88 million for the preceding quarter and decreased $72,000, or 2%, from $3.00 million for the comparable quarter one year ago.  The increase in non-interest income compared to the preceding quarter was primarily due to an $80,000 increase in BOLI net earnings (as a result of a death benefit claim) and a $45,000 increase in service charges on deposits and smaller increases in several other categories. These increases were partially offset by a $95,000 decrease in gain on sale of investment securities.  Non-interest income for the 2023 fiscal year decreased $1.48 million, or 12%, to $11.14 million from $12.62 million for the 2022 fiscal year, primarily due to a $1.27 million decrease in gain on sales of loans as the dollar amount of fixed-rate one-to four-family loans originated and sold decreased as demand slowed and a larger portion of single family loan originations were retained in the portfolio rather than being sold.

Total operating (non-interest) expenses for the current quarter increased slightly (less than 1%) to $10.97 million from $10.93 million for the preceding quarter and increased $813,000, or 8%, from $10.15 million for the comparable quarter one year ago.  The increase in operating expenses compared to the preceding quarter was primarily due to a $56,000 increase in advertising expense and smaller increases in several other expense categories.  These increases were partially offset by a $104,000 decrease in salaries and employee benefits (primarily due to fewer employees) and smaller decreases in several other expense categories.  The efficiency ratio for the current quarter was 55.52% compared to 56.01% for the preceding quarter and 52.72% for the comparable quarter one year ago.

For the 2023 fiscal year, total operating expenses increased 12% to $43.37 million from $38.63 million for the 2022 fiscal year.  The increase in operating expenses was primarily due to a $2.75 million increase in salaries and employee benefits, an $826,000 increase in data processing and telecommunications expense, and smaller increases in several other expense categories.  The increase in salaries and benefits was primarily due to wage inflation related adjustments and the increase in data processing and telecommunication expense was primarily due to the addition of several technology products and increased processing volumes.  The efficiency ratio for fiscal year 2023 improved to 54.56% from 56.42% for fiscal year 2022.

The provision for income taxes for the current quarter decreased $42,000, or 3%, to $1.62 million from $1.67 million for the preceding quarter, primarily due to a higher percentage of non-taxable income and tax adjustments from the exercise of stock

Timberland Fiscal Q4 2023 Earnings
October 30, 2023

options.  Timberland’s effective income tax rate was 19.6% for the quarter ended September 30, 2023 compared to 20.9% for the quarter ended June 30, 2023 and 20.2% for the quarter ended September 30, 2022.  Timberland’s effective income tax rate was 20.2% for both the 2023 fiscal year and the 2022 fiscal year.

Balance Sheet Management

Total assets increased $32.19 million, or 2%, during the quarter to $1.84 billion at September 30, 2023 from $1.81 billion at June 30, 2023 and decreased $20.23 million, or 1%, from $1.86 billion one year ago.  The increase during the current quarter was primarily due to a $41.66 million increase in net loans receivable which was partially offset by an $8.68 million decrease in investment securities and CDs held for investment.  The quarterly increase in assets was primarily funded by FHLB borrowings and increased deposits.

Liquidity

Timberland has continued to maintain a strong liquidity position (both on-balance sheet and off-balance sheet) while deploying overnight funds into loans during the past year.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment, and available for sale investment securities, was 11.6% of total liabilities at September 30, 2023, compared to 12.1% at June 30, 2023, and 23.2% one year ago.  Timberland had secured borrowing line capacity of $680 million available through the FHLB and the Federal Reserve at September 30, 2023.  With a strong and diversified deposit base, only 19% of Timberland’s deposits were uninsured or uncollateralized at September 30, 2023.  (Note: This calculation excludes public deposits that are fully collateralized.)

Loans

Net loans receivable increased $41.66 million, or 3%, during the quarter to $1.30 billion at September 30, 2023 from $1.26 billion at June 30, 2023.  This increase was primarily due to a $23.95 million increase in one- to four-family loans, a $15.40 million increase in multi-family loans, an $11.25 million increase in commercial real estate loans, and smaller increases in several other loan categories. These increases to net loans receivable were partially offset by a $7.76 million decrease in construction and land development loans and smaller decreases in several other loan categories.

Net loan receivable increased $169.88 million, or 15%, during the fiscal year to $1.30 billion at September 30, 2023 from $1.13 billion at September 30, 2022. This increase was primarily due to a $77.11 million increase in one- to four-family loans, a $32.15 million increase in multi-family loans, a $31.62 million increase in commercial real estate loans, an $18.23 million increase in construction and land development loans, a $10.76 million increase in commercial business loans and smaller changes in other categories.

Timberland Fiscal Q4 2023 Earnings
October 30, 2023

Loan Portfolio
($ in thousands)

	September 30, 2023		June 30, 2023		September 30, 2022
	Amount	Percent	Amount	Percent	Amount	Percent
Mortgage loans:
One- to four-family (a)	$253,227	18%	$229,274	17%	$176,116	14%
Multi-family	127,176	9	111,777	8	95,025	8
Commercial	568,265	40	557,015	40	536,650	43
Construction - custom and
owner/builder	129,699	9	136,595	10	119,240	9
Construction - speculative one-to four-family	17,099	1	12,522	1	12,254	1
Construction - commercial	51,064	4	42,657	3	40,364	3
Construction - multi-family	57,140	4	73,859	5	64,480	5
Construction - land
development	18,841	1	15,968	1	19,280	2
Land	26,726	2	25,908	2	26,854	2
Total mortgage loans	1,249,237	88	1,205,575	87	1,090,263	87

Consumer loans:
Home equity and second
mortgage	38,281	3	40,008	3	35,187	3
Other	2,772	--	2,469	--	2,128	--
Total consumer loans	41,053	3	42,477	3	37,315	3

Commercial loans:
Commercial business loans	135,802	9	137,114	10	125,039	10
SBA PPP loans	466	--	519	--	1,001	--
Total commercial loans	136,268	9	137,633	10	126,040	10
Total loans	1,426,558	100%	1,385,685	100%	1,253,618	100%
Less:
Undisbursed portion of
construction loans in
process	(103,194)		(104,774)		(103,168)
Deferred loan origination
fees	(5,242)		(4,957)		(4,321)
Allowance for loan losses	(15,817)		(15,307)		(13,703)
Total loans receivable, net	$1,302,305		$1,260,647		$1,132,426
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $400, $0, and $748 at September 30, 2023, June 30, 2023, and September 30, 2022, respectively.

Timberland Fiscal Q4 2023 Earnings
October 30, 2023

The following table provides a breakdown of commercial real estate (“CRE”) mortgage loans by collateral type as of September 30, 2023:

CRE Loan Portfolio Breakdown by Collateral
($ in thousands)

Collateral Type	Balance	Percent of CRE Portfolio	Percent of Total Loan Portfolio	Average Balance Per Loan	Non- Accrual
Industrial warehouse	$115,804	20%	8%	$1,135	$195
Medical/dental offices	76,498	14	5	1,319	--
Office buildings	66,108	12	5	760	--
Other retail buildings	51,730	9	4	545	--
Hotel/motels	30,718	5	2	3,072	--
Mini-storage	27,750	5	2	1,156	--
Restaurants	27,640	5	2	564	--
Gas stations/Conv. Stores	21,588	4	1	939	--
Nursing homes	18,051	3	1	3,008	--
Shopping centers	10,790	2	1	2,158	--
Mobile home parks	9,696	2	1	510	--
Churches	7,253	1	1	484	--
Additional CRE	104,639	18	7	731	488
Total CRE	$568,265	100%	40%	$893	$683

Timberland originated $89.25 million in loans during the quarter ended September 30, 2023, compared to $93.72 million for the preceding quarter and $136.55 million for the comparable quarter one year ago.  Timberland continues to originate fixed-rate one- to four-family mortgage loans, a portion of which are sold into the secondary market for asset-liability management purposes and to generate non-interest income.  During the past year, a larger percentage of single-family loan originations were retained in the portfolio rather than being sold due to the increased yield available on such loans.  During the current quarter, fixed-rate one- to four-family mortgage loans totaling $4.58 million were sold compared to $3.41 million for the preceding quarter and $8.06 million for the comparable quarter one year ago.

Investment Securities

Timberland’s investment securities and CDs held for investment decreased $8.68 million, or 3%, to $327.99 million at September 30, 2023, from $336.66 million at June 30, 2023.  The decrease was primarily due to maturities and scheduled amortization.

Investment securities and CDs held for investment decreased $3.76 million, or 1%, during the fiscal year to $327.99 million at September 30, 2023, from $331.75 million at September 30, 2022.  The decrease was primarily due to the sale of $8.86 million of available for sale investment securities (for a gain of $95,000), maturities and scheduled amortization, which were partially offset by additional purchases during the first quarter of the fiscal year.

Deposits

Total deposits increased $8.21 million, or 1%, during the quarter to $1.56 billion at September 30, 2023, from $1.55 billion at June 30, 2022.  The quarter’s increase consisted of a $48.79 million increase in certificates of deposit balances and a $3.15 million increase in non-interest bearing deposit balances.  These increases were partially offset by a $19.40 million decrease in money market account balances, a $13.29 million decrease in savings account balances, and an $11.03 million decrease in NOW checking account balances.

Total deposits decreased $71.24 million, or 4%, during the fiscal year to $1.56 billion at September 30, 2023 from $1.63 billion at September 30, 2022. The decrease consisted of a $74.19 million decrease in non-interest bearing deposit balances, a $61.05 million decrease in NOW checking account balances, a $58.66 million decrease in money market account balances and a

Timberland Fiscal Q4 2023 Earnings
October 30, 2023

$54.85 million decrease in savings account balances.  These decreases were partially offset by a $177.52 million increase in certificate of deposit balances (including $38.17 million in brokered accounts).

Deposit Breakdown ($ in thousands)
	September 30, 2023		June 30, 2023		September 30, 2022
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$455,864	29%	$452,729	29%	$530,058	33%
NOW checking	386,730	25	397,761	26	447,779	28
Savings	228,366	15	241,651	16	283,219	17
Money market	189,875	12	209,276	13	248,536	15
Certificates of deposit under $250	170,221	11	148,142	10	100,754	6
Certificates of deposit $250 and over	91,714	6	64,849	4	21,830	1
Certificates of deposit – brokered	38,165	2	38,322	2	--	--
Total deposits	$1,560,935	100%	$1,552,730	100%	$1,632,176	100%

Borrowings

Total borrowings increased to $35.00 million at September 30, 2023 from $15.00 million at June 30, 2023, as the Company utilized borrowings to supplement on-balance sheet liquidity during the current quarter.  At September 30, 2023, the weighted average rate on the borrowings was 4.87%.

Shareholders’ Equity and Capital Ratios

Total shareholders’ equity increased $3.81 million, or 2%, to $233.07 million at September 30, 2023, from $229.26 million at June 30, 2023.  The increase in shareholders’ equity was primarily due to net income of $6.64 million for the quarter and $164,000 from the exercise of stock options, which was partially offset by the payment of $1.86 million in dividends to shareholders, the repurchase of 30,566 shares of common stock for $878,000 (an average price of $28.74 per share), and a $340,000 increase in the accumulated other comprehensive loss category for fair value adjustments on available for sale investment securities.  Timberland had 374,142 shares available to be repurchased in accordance with the terms of its existing stock repurchase plan at September 30, 2023.

Timberland remains well capitalized with a total risk-based capital ratio of 19.38%, a Tier 1 leverage capital ratio of 12.10%, a tangible common equity to tangible assets ratio (non-GAAP) of 11.91%, and a shareholders’ equity to total assets ratio of 12.67% at September 30, 2023.  Timberland’s held to maturity investment securities were $270.22 million at September 30, 2023, with a net unrealized loss of $16.46 million (pre-tax).  Although not permitted by U.S. Generally Accepted Accounting Principles (“GAAP”), including these unrealized losses in accumulated other comprehensive income (loss) (“AOCI”) would result in a ratio of shareholders’ equity to total assets of 12.04%, compared to 12.67%, as reported.

Asset Quality

Timberland’s non-performing assets to total assets ratio was 0.09% at September 30, 2023 compared to 0.09% at June 30, 2023 and 0.12% at September 30, 2022.  There were net charge-offs of $12,000 for the current quarter, compared to net charge-offs of $1,000 for the preceding quarter and no charge-offs for the comparable quarter one year ago.  Due primarily to loan portfolio growth, a $522,000 provision for loan losses was made for the quarter ended September 30, 2023, a $610,000 provision for loan losses was made for the quarter ended June 30, 2023 and a $270,000 provision for loan losses was made during the quarter ended September 30, 2022.

The allowance for loan losses (“ALL”) as a percentage of loans receivable was 1.20% at September 30, 2023, compared to 1.20% at June 30, 2023 and 1.20% one year ago.

The ALL as a percentage of loans receivable is also impacted by the loans acquired in the South Sound Acquisition.  Included in the recorded value of loans acquired in acquisitions are net discounts which may reduce the need for an allowance for loan

Timberland Fiscal Q4 2023 Earnings
October 30, 2023

losses on such loans because they are carried at an amount below their outstanding principal balance.  The initial recorded value of loans acquired in the South Sound Acquisition was $123.62 million and the related fair value discount was $2.08 million, or 1.68% of the loans acquired.  The remaining fair value discount on loans acquired in the South Sound Acquisition was $192,000 at September 30, 2023.  The allowance for loan losses to loans receivable (excluding SBA PPP loan balances and the remaining aggregate balance of the loans acquired in the South Sound Acquisition) was 1.21% (non-GAAP) at September 30, 2023.

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased $431,000 or 21%, to $1.67 million at September 30, 2023, from $2.01 million one year ago, and decreased $178,000, or 10%, from $1.84 million at June 30, 2023.  Non-accrual loans decreased $545,000, or 26%, to $1.51 million at September 30, 2023, from $2.06 million one year ago, and decreased $72,000, or 5%, from $1.59 million at June 30, 2023.

Non-Accrual Loans
($ in thousands)

	September 30, 2023		June 30, 2023		September 30, 2022
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$368	2	$373	2	$388	2
Commercial	683	2	686	2	657	2
Land	--	--	54	1	450	2
Total mortgage loans	1,051	4	1,113	5	1,495	6

Consumer loans:
Home equity and second
Mortgage	177	1	184	1	252	2
Other	--	1	--	1	3	1
Total consumer loans	177	2	184	2	255	3

Commercial business loans	286	5	289	4	309	6
Total loans	$1,514	11	$1,586	11	$2,059	15

Acquisition of South Sound Bank
On October 1, 2018, the Company completed the acquisition of South Sound Bank, a Washington-state chartered bank, headquartered in Olympia, Washington (“South Sound Acquisition”).  The Company acquired 100% of the outstanding common stock of South Sound Bank, and South Sound Bank was merged into Timberland Bank and the Company.  Pursuant to the terms of the merger agreement, South Sound Bank shareholders received 0.746 of a share of the Company’s common stock and $5.68825 in cash per share of South Sound Bank common stock.  The Company issued 904,826 shares of its common stock (valued at $28,267,000 based on the Company’s closing stock price on September 30, 2018 of $31.24 per share) and paid $6,903,000 in cash in the transaction for total consideration paid of $35,170,000.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank.  The Bank opened for business in 1915 and primarily serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 23 branches (including its main office in Hoquiam).

Disclaimer

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to our financial condition, results of operations, plans, objectives, future performance or business.  Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could." Forward-looking statements include statements with respect to our beliefs, plans,

Timberland Fiscal Q4 2023 Earnings
October 30, 2023

objectives, goals, expectations, assumptions and statements about future economic performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth caused by increasing geopolitical instability (including wars, conflicts, terrorist attacks, natural disasters, and other unexpected events outside of our control), as well as increasing oil prices and supply chain disruptions, and any governmental or societal responses to novel coronavirus disease 2019 ("COVID-19") pandemic, including the possibility of new COVID-19 variants; credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing loans in our loan portfolio may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, our net interest margin and funding sources; uncertainty regarding the future of the London Interbank Offered Rate ("LIBOR"), and the transition away from LIBOR toward new interest rate benchmarks; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and of our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules and including changes as a result of COVID-19; our ability to attract and retain deposits; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans in our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; the quality and composition of our securities portfolio and the impact if any adverse changes in the securities markets, including on market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board ("FASB"), including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and other risks described in our reports filed with or furnished to the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this press release to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements. These risks could cause our actual results for fiscal 2024 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company's consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q4 2023 Earnings
October 30, 2023

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2023	2023	2022
Interest and dividend income
Loans receivable	$17,532	$16,215	$13,454
Investment securities	2,326	2,384	1,476
Dividends from mutual funds, FHLB stock and other investments	85	70	40
Interest bearing deposits in banks	1,619	1,220	2,048
Total interest and dividend income	21,562	19,889	17,018

Interest expense
Deposits	4,574	3,123	755
Borrowings	157	132	--
Total interest expense	4,731	3,255	755
Net interest income	16,831	16,634	16,263
Provision for loan losses	522	610	270
Net interest income after provision for loan losses	16,309	16,024	15,993

Non-interest income
Service charges on deposits	1,015	970	985
ATM and debit card interchange transaction fees	1,333	1,335	1,341
Gain on sales of loans, net	97	80	173
Bank owned life insurance (“BOLI”) net earnings	237	157	157
Gain on sale of investment securities, net	--	95	--
Recoveries on investment securities, net	2	2	6
Other	240	236	334
Total non-interest income, net	2,924	2,875	2,996

Non-interest expense
Salaries and employee benefits	5,756	5,860	5,210
Premises and equipment	982	1,010	921
Loss (gain) on sale of premises and equipment, net	12	(32)	13
Advertising	235	179	182
OREO and other repossessed assets, net	--	--	1
ATM and debit card processing	524	491	514
Postage and courier	135	128	137
State and local taxes	325	297	308
Professional fees	599	577	574
FDIC insurance expense	194	191	129
Loan administration and foreclosure	118	126	128
Data processing and telecommunications	933	944	739
Deposit operations	346	430	358
Amortization of core deposit intangible (“CDI”)	68	68	79
Other, net	740	658	861
Total non-interest expense, net	10,967	10,927	10,154

Income before income taxes	8,266	7,972	8,835
Provision for income taxes	1,624	1,666	1,786
Net income	$6,642	$6,306	$7,049

Net income per common share:
Basic	$0.82	$0.77	$0.86
Diluted	0.81	0.77	0.85
Weighted average common shares outstanding:
Basic	8,094,719	8,156,831	8,243,557
Diluted	8,156,497	8,213,975	8,313,178

Timberland Fiscal Q4 2023 Earnings
October 30, 2023

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Year Ended
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	Sept. 30,
	2023	2022
Interest and dividend income
Loans receivable	$63,154	$51,324
Investment securities	9,384	3,488
Dividends from mutual funds, FHLB stock and other investments	270	120
Interest bearing deposits in banks	7,143	3,576
Total interest and dividend income	79,951	58,508

Interest expense
Deposits	11,302	2,657
Borrowings	290	17
Total interest expense	11,592	2,674
Net interest income	68,359	55,834
Provision for loan losses	2,132	270
Net interest income after provision for loan losses	66,227	55,564

Non-interest income
Service charges on deposits	3,824	3,964
ATM and debit card interchange transaction fees	5,194	5,210
Gain on sales of loans, net	244	1,510
BOLI net earnings	706	613
Valuation recovery on loan servicing rights, net	--	119
Gain on sale of investment securities, net	95	--
Recoveries on investment securities, net	9	22
Other	1,068	1,186
Total non-interest income, net	11,140	12,624

Non-interest expense
Salaries and employee benefits	23,562	20,816
Premises and equipment	3,915	3,736
(Gain) loss on sales of premises and equipment, net	(19)	13
Advertising	786	695
OREO and other repossessed assets, net	1	(17)
ATM and debit card processing	1,987	1,943
Postage and courier	532	577
State and local taxes	1,219	1,062
Professional fees	2,078	1,747
FDIC insurance expense	711	506
Loan administration and foreclosure	503	508
Data processing and telecommunications	3,545	2,719
Deposit operations	1,368	1,235
Amortization of CDI	271	316
Other, net	2,914	2,770
Total non-interest expense, net	43,373	38,626

Income before income taxes	33,994	29,562
Provision for income taxes	6,876	5,962
Net income	$27,118	$23,600

Net income per common share:
Basic	$3.32	$2.84
Diluted	3.29	2.82

Weighted average common shares outstanding:
Basic	8,175,898	8,304,002
Diluted	8,248,181	8,383,335

Timberland Fiscal Q4 2023 Earnings
October 30, 2023

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2023	2023	2022
Assets
Cash and due from financial institutions	$25,390	$28,308	$24,808
Interest-bearing deposits in banks	103,331	101,645	291,947
Total cash and cash equivalents	128,721	129,953	316,755

Certificates of deposit (“CDs”) held for investment, at cost	15,188	16,931	22,894
Investment securities:
Held to maturity, at amortized cost	270,218	275,053	266,608
Available for sale, at fair value	41,771	43,842	41,415
Investments in equity securities, at fair value	811	837	835
FHLB stock	3,602	2,802	2,194
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	400	--	748

Loans receivable	1,318,122	1,275,954	1,146,129
Less: Allowance for loan losses	(15,817)	(15,307)	(13,703)
Net loans receivable	1,302,305	1,260,647	1,132,426

Premises and equipment, net	21,642	21,574	21,898
BOLI	22,966	23,276	22,806
Accrued interest receivable	6,004	5,451	4,483
Goodwill	15,131	15,131	15,131
CDI	677	745	948
Loan servicing rights, net	2,124	2,321	3,023
Operating lease right-of-use assets	1,772	1,845	1,980
Other assets	3,573	4,305	3,364
Total assets	$1,839,905	$1,807,713	$1,860,508

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$455,864	$452,729	$530,058
Deposits: Interest-bearing	1,105,071	1,100,001	1,102,118
Total deposits	1,560,935	1,552,730	1,632,176

Operating lease liabilities	1,867	1,939	2,066
FHLB borrowings	35,000	15,000	--
Other liabilities and accrued expenses	9,030	8,781	7,697
Total liabilities	1,606,832	1,578,450	1,641,939

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 8,105,338 shares issued and outstanding – September 30, 2023 8,094,174 shares issued and outstanding – June 30, 2023 8,221,952 shares issued and outstanding – September 30, 2022	34,771	35,401	38,751
Retained earnings	199,386	194,606	180,535
Accumulated other comprehensive loss	(1,084)	(744)	(717)
Total shareholders’ equity	233,073	229,263	218,569
Total liabilities and shareholders’ equity	$1,839,905	$1,807,713	$1,860,508

Timberland Fiscal Q4 2023 Earnings
October 30, 2023

KEY FINANCIAL RATIOS AND DATA ($ in thousands, except per share amounts) (unaudited)
	Three Months Ended
PERFORMANCE RATIOS:	Sept. 30, 2023	June 30, 2023	Sept. 30, 2022
Return on average assets (a)	1.45%	1.42%	1.51%
Return on average equity (a)	11.52%	11.07%	13.06%
Net interest margin (a)	3.85%	3.94%	3.64%
Efficiency ratio	55.52%	56.01%	52.72%

	Year Ended
PERFORMANCE RATIOS:	Sept. 30, 2023		Sept. 30, 2022
Return on average assets (a)	1.50%		1.27%
Return on average equity (a)	12.01%		11.14%
Net interest margin (a)	3.95%		3.16%
Efficiency ratio	54.56%		56.42%

	At or for the Period Indicated
ASSET QUALITY RATIOS AND DATA:	Sept. 30, 2023	June 30, 2023	Sept. 30, 2022
Non-accrual loans	$1,514	$1,586	$2,059
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	82	87	106
OREO and other repossessed assets	--	--	--
Total non-performing assets (b)	$1,596	$1,673	$2,165

Non-performing assets to total assets (b)	0.09%	0.09%	0.12%
Net charge-offs (recoveries) during quarter	$12	$1	$--
ALL to non-accrual loans,	1,045%	965%	666%
ALL to loans receivable (c)	1.20%	1.20%	1.20%
ALL to loans receivable (excluding SBA PPP loans) (d) (non- GAAP)	1.21%	1.20%	1.20%
ALL to loans receivable (excluding SBA PPP loans and South Sound Acquisition loans) (d) (e) (non-GAAP)	1.21%	1.21%	1.22%
Troubled debt restructured loans on accrual status (f)	$2,495	$2,604	$2,472

CAPITAL RATIOS:
Tier 1 leverage capital	12.10%	12.27%	11.03%
Tier 1 risk-based capital	18.13%	18.11%	18.02%
Common equity Tier 1 risk-based capital	18.13%	18.11%	18.02%
Total risk-based capital	19.38%	19.36%	19.45%
Tangible common equity to tangible assets (non-GAAP)	11.91%	11.91%	10.98%

BOOK VALUES:
Book value per common share	$28.76	$28.32	$26.58
Tangible book value per common share (g)	26.81	26.36	24.63
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include PPP loans totaling $466, $519 and $1,001 at September 30, 2023, June 30, 2023 and September 30, 2022, respectively.
(e)  Does not include loans acquired in the South Sound Acquisition totaling $11,717, $13,043 and $19,042 at September 30, 2023, June 30, 2023 and September 30, 2022, respectively.
(f)  Does not include troubled debt restructured loans totaling $0, $0 and $142 reported as non-accrual loans at September 30, 2023, June 30, 2023 and September 30, 2022, respectively.
 (g)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q4 2023 Earnings
October 30, 2023

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	September 30, 2023		June 30, 2023		September 30, 2022
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,300,743	5.39%	$1,254,044	5.17%	$1,122,290	4.80%
Investment securities and FHLB stock (1)	322,122	2.99	331,385	2.96	287,841	2.11
Interest-earning deposits in banks and CDs	123,894	5.23	101,798	4.79	376,220	2.18
Total interest-earning assets	1,746,759	4.94	1,687,227	4.72	1,786,351	3.81
Other assets	84,191		84,255		83,922
Total assets	$1,830,950		$1,771,482		$1,870,273

Liabilities and Shareholders’ Equity
NOW checking accounts	$390,787	1.27%	$387,426	1.02%	$454,161	0.18%
Money market accounts	198,650	0.98	205,023	0.84	252,699	0.37
Savings accounts	234,094	0.21	255,463	0.19	284,974	0.08
Certificates of deposit accounts	284,403	3.85	210,950	3.03	122,803	0.80
Total interest-bearing deposits	1,107,934	1.66	1,058,862	1.18	1,114,637	0.27
Borrowings	15,435	4.04	12,255	4.32	--	--
Total interest-bearing liabilities	1,123,369	1.69	1,071,117	1.22	1,114,637	0.27

Non-interest-bearing demand deposits	465,183		462,315		528,706
Other liabilities	11,873		10,199		11,078
Shareholders’ equity	230,525		227,851		215,852
Total liabilities and shareholders’ equity	$1,830,950		$1,771,482		$1,820,273

Interest rate spread		3.25%		3.50%		3.54%
Net interest margin (2)		3.85%		3.94%		3.64%
Average interest-earning assets to
average interest-bearing liabilities	155.49%		157.52%		160.26%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q4 2023 Earnings
October 30, 2023

	For the Year Ended
	September 30, 2023		September 30, 2022
	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,230,101	5.13%	$1,055,635	4.86%
Investment securities and FHLB stock (1)	330,751	2.92	230,871	1.56
Interest-earning deposits in banks and CDs	167,718	4.26	482,162	0.74
Total interest-earning assets	1,728,570	4.63	1,768,668	3.31
Other assets	84,205		83,895
Total assets	$1,812,775		$1,852,563

Liabilities and Shareholders’ Equity
NOW checking accounts	$407,679	0.87%	$449,574	0.14%
Money market accounts	215,465	0.74	244,498	0.31
Savings accounts	261,006	0.16	278,025	0.08
Certificates of deposit accounts	200,476	2.86	127,277	0.79
Total interest-bearing deposits	1,084,626	1.04	1,099,374	0.24
Borrowings	6,948	4.17	1,430	1.19
Total interest-bearing liabilities	1,091,574	1.06	1,100,804	0.24

Non-interest-bearing demand deposits	484,795		529,702
Other liabilities	10,557		10,224
Shareholders’ equity	225,849		211,833
Total liabilities and shareholders’ equity	$1,812,775		$1,852,563

Interest rate spread		3.57%		3.07%
Net interest margin (2)		3.95%		3.16%
Average interest-earning assets to
average interest-bearing liabilities	158.36%		160.67%
           _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q4 2023 Earnings
October 30, 2023

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP) and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	September 30, 2023	June 30, 2023	September 30, 2022

Shareholders’ equity	$233,073	$229,263	$218,569
Less goodwill and CDI	(15,808)	(15,876)	(16,079)
Tangible common equity	$217,265	$213,387	$202,490

Total assets	$1,839,905	$1,807,713	$1,860,508
Less goodwill and CDI	(15,808)	(15,876)	(16,079)
Tangible assets	$1,824,097	$1,791,837	$1,844,429